EXHIBIT B

                              EMPLOYMENT AGREEMENT


EFFECTIVE DATE:   August 2, 1996

PARTIES:          Kevin Pollari                                    ("Employee")

                  Provident Worldwide Communications, Inc.        ("Provident")


RECITALS:

     A. Employee served as President of Provident immediately prior to the Effective Time of the merger of MarketLink Acquisition Corporation ("MAC") with and into Provident (the "Merger"), which occurred on the Effective Date of this Agreement.

     B. As a result of the Merger, Provident has become the wholly-owned subsidiary of MarketLink, Inc. (the "Parent").

     C. Employee and Provident mutually desire to continue Employee's relationship with Provident on new terms and conditions set forth herein, which terms and conditions were negotiated to take effect simultaneously with the Merger.

     D. The parties therefore mutually agree as follows:


AGREEMENTS:

     1. Term of Agreement. This Agreement, and the term of Employee's employment hereunder shall continue from the Effective Date hereof for a period of Two years or until the occurrence of any of the following events:

                  A.       The death of the Employee.

                  B.       The insolvency or bankruptcy of Provident.

                  C. The mutual written agreement of both parties to terminate Employee's employment hereunder.

                  D. The inability of Employee to satisfactorily perform a substantial part of his duties set forth in this Agreement for a period of twelve (12) consecutive months due to physical or mental disability.

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                  E.       The  written  notice to  Employer  by Employee of his
                           desire to terminate this Agreement, which notice must be given sixty (60) days prior to the date upon which termination is to be effective.

                  F. The breach by Employee of any material provision of this Agreement, or his failure to carry out, in a competent manner, any material duties and responsibilities ascribed to him hereunder or as assigned from time to time by the Employer.

Notwithstanding termination of this Agreement, if the event of termination is one provided in Paragraphs C, D, E, or F of this Paragraph 1, the provisions of Paragraph 7 (relating to the Covenant Not to Compete) and Paragraph 9 (relating to Confidential Information) shall survive such termination and remain in effect for the respective periods described therein.

     2. Duties, Responsibilities and Supervision. Employee shall retain his title as President of Provident. He shall be responsible for duties and functions customarily attributed to the chief operating officer of a business corporation. He shall serve under the supervision and direction of Provident's Board of Directors and subject to consultation and supervision by the CEO of Parent. Employee shall have authority to make appropriate decisions relating to the hiring and termination of employees of Provident, subject to the Parent's corporate employment policies and procedures and its budget and business plans in effect from time to time.

     3. Compensation; Signing Bonus. As described in that certain Letter of Intent dated June 7, 1996 between Parent and Provident, and as acknowledged in that certain Acknowledgment of Repayment Obligation dated June 11, 1996 between Parent and Employee (the "Acknowledgment"), Parent has agreed on behalf of MAC to pay Employee a signing bonus in consideration for his execution and delivery of this Agreement. Upon execution of this Agreement, Employee shall have no obligation under the Acknowledgment to return to Parent the payments made prior to the date hereof, and Employee shall be entitled to receive the balance of the payments described in Paragraph 1 of the Acknowledgment.

     4. Compensation; Base Salary. From and after the date hereof, during the term of Employee's employment hereunder, Provident shall pay to Employee, at the intervals and on the dates regularly established for Provident's payroll, a base salary of $50,000 per year, upon which gross compensation Provident shall withhold as required by applicable law, all applicable withholding for taxes, FICA and any other proper payroll deduction. Future increases, if any, in annual base compensation shall be those negotiated between Provident and Employee consistent with direction from the CEO of Parent.

     5. Compensation; Commission Income. In addition to base salary, Employee shall be paid additional compensation as a commission based upon a percentage of Gross Margin on Commissionable Sales made by Provident during Employee's service as an

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employee from and after the Effective Date hereof.  The percentage to be applied to Gross Margin for purposes of this computation, the definition of Gross Margin, and the definition of Commissionable Sales shall be the same as in effect between Employee and Provident immediately prior to the Effective Date of this Agreement as described on Attachment A to this Agreement, and all commissions earned with respect to activities of Provident prior to the Effective Date hereof but remaining unpaid, shall be paid by Provident to Employee. With respect to sales following the Effective Date hereof, the terms of the commission payments may be modified by mutual agreement between Provident and Employee.

     6. Compensation; Discretionary Bonus. The Board of Directors of Provident, in consultation with the CEO of Parent, may from time to time consider granting a discretionary bonus to Employee, as they shall determine appropriate in view of the value of Employee's contributions, the business success and economic performance of Provident, Employee's other compensation, and any other factors determined relevant by the Board of Directors.

     7. Covenant Not to Compete.

                    A. At no time during the term of this Agreement or for a period of one (1) year immediately following the termination of Employee's employment, will Employee:

                           (i) Acting on behalf of himself, another business or competitor, call upon or communicate with or attempt to call upon or communicate with any customer customer of Provident or Parent, with whom Employee, during the twelve (12) months prior to his termination, had contact, for the purpose (either directly or indirectly) of soliciting, or selling services, merchandise or products competitive with the services, merchandise or products sold by Provident or Parent; and

                           (ii) Without the prior written consent of Provident, directly or indirectly render any services, advice or counsel as an owner, employee, representative, agent, independent contractor, consultant or in any other capacity, for any third party, if the rendering of such services, advice or counsel involves, may involve, requires or is likely to result in the use of disclosure by Employee of any Confidential Information.

                    B. Employee will not in any way, directly or indirectly, solicit or divert any customers which Provident or Parent had expectation of obtaining for a period ending
                         (6) six months after termination of employment, if termination is involuntary, and one (1) year after termination if termination is voluntary, nor in any way, directly or indirectly for a

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                         period of (2) two years from  termination of
                         employment, solicit or divert any customers for Parent's products existing at this date (including IVR and GIS/mapping), or which Parent had expectation of obtaining.

                    C. The parties acknowledge that Provident and Parent will suffer irreparable harm if Employee breaches this Agreement, either during or after its term. Accordingly, Provident shall be entitled, in addition to any other right and remedy it may have, at law or equity, to a temporary restraining order and/or injunction, without the posting of a bond or other security, enjoining or restraining Employee from any violation of this Agreement, and Employee hereby consents to Provident's right to the issuance of such injunction. If Provident institutes and prevails in any such action against Employee, alone or in conjunction with any third party or parties to enforce any terms or provisions of this Agreement, Employee shall pay Provident its reasonable attorney's fees incurred in instituting and maintaining such action and all costs and expenses incurred in connection therewith.

                    D. In the event that a court of competent jurisdiction determines that any of the provisions of this Agreement are unreasonable, it may limit such provisions to the extent it deems reasonable, without declaring the provision or this Agreement invalid in its entirety. This provision shall not be construed as an admission by Provident, but is only included to provide Provident with the maximum possible protection for its business, Confidential Information, trade secrets and data, consistent with the right of Employee to earn a livelihood subsequent to the termination of his employment.

     8. Confidential Information. For the purposes of this Agreement, "Confidential Information" means any information not generally known to the public and proprietary to Provident and/or Parent and includes, without limitation, trade secrets, inventions, and information pertaining to research, development, manufacturing, purchasing, marketing, selling, accounting, licensing, business systems, business techniques, customer lists, prospective or potential customer lists, price lists, business strategies and plans. Information shall be treated as Confidential Information irrespective of its source and any information which is identified as being "confidential" or "trade secret" shall be presumed to be Confidential Information. This definition of "Confidential Information" is not intended to be complete. From time to time during the term of his employment, the employee may gain access to other information concerning Provident's or Parent's business of commercial value to Provident and/or Parent which information shall be included in the definition even though not specifically listed in this paragraph.


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     9. Protection of Confidential Information. The Employee promises and agrees that the Confidential Information, including trade secrets and/or data, will be held in the strictest confidence and will never, without prior written consent of Provident, be (directly or indirectly) disclosed, assigned, transferred, conveyed, communicated to or used for his own or another's benefit or (directly or indirectly) disclosed, assigned, transferred, conveyed, communicated to or used by him, a competitor of Provident and/or Parent or any other person or
entity,   including  but  not  limited  to,  the  press,  other   professionals,
corporations, partnerships or the public, at any time during his employment with Provident or at any time after his termination of employment with Provident, regardless of the reason for the Employee's termination, whether voluntary or involuntary. The Employee further promises and agrees that he will faithfully abide by any rules, policies, practices or procedures existing or which may be established by Provident for insuring the confidentiality of the Confidential Information. Upon termination of the employer-employee relationship, whether voluntary or involuntary, the Employee will return to Provident any and all written or otherwise recorded form of all Confidential Information (and any copies thereof) in his possession, custody or control, including, but not limited to, notebooks, memoranda, specifications, customer lists, prospective or potential customer lists, or price lists, and will take with him, upon leaving Provident's place of business or employment with Provident, no such documents, data writings, recordings, or reproduction in any form which may have been entrusted or obtained by him during the course of his employment or to which he had access, possession, custody or control.

     10. Miscellaneous.

                    A. Modifications. This Agreement supersedes and replaces all prior agreements and understandings between the parties relating to employment, benefits, compensation (whether in the form of current or deferred cash, or in the form of shares of stock, options to acquire stock, or other property) or duties and responsibilities. No modification, termination, or waiver of any of the provisions of this Agreement shall be valid unless in writing signed by the party against whom the same is sought to be enforced.

                    B. Governing Law. This Agreement and all questions arising in connection with it shall be governed by the laws of the State of Minnesota.

                    C. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Provident, its successors and assigns, and Employee, his heirs and legal representatives.



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     IN WITNESS WHEREOF,  the parties have executed and delivered this Agreement effective as of the Effective Date stated above.


                                      PROVIDENT WORLDWIDE
                                      COMMUNICATIONS, INC.



                                       By_______________________________
                                         Its____________________________



                                       _________________________________
                                       Kevin Pollari





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                                  ATTACHMENT A

                             Commission Definitions